Exhibit 4.35

CREDIT SUISSE AG
	St. Alban-Graben 1-3	Phone +41 61 266 76
89
	P.O. Box	Fax +41 61 266 79

Corporate & Institutional Clients	Number of pages: -2- (incl. this page)
Ship Finance, SGIS 32

BY TELEFAX
Lydia Lampadaridou	FreeSeas Inc.
+41 61 266 7712	Attn. Mr. Ion Varouxakis
Lydia.Lampadaridou@credit-suisse.com	10 Eleftheriou Venizelou str.
(Panepistimiou Ave),
106 71 Athens

Fax: +30 210 429 1010

August 4th, 2011

Facility Agreement dated 24 December 2007, for a revolving credit facility of up to $91,000,000 as amended

Dear Mr Varouxakis,

We, Credit Suisse AG, refer to the Facility Agreement dated 24 December 2007 as amended and restated on 26 June 2008 by a supplemental agreement dated 26 June 2008 and as further amended and supplemented by two supplemental letters dated 23 March 2009 and 27 November 2009 respectively and as further amended and supplemented by a Fourth Supplemental Agreement dated 15 July 2011 and as may be further amended from time to time, pursuant to which we, as Bank, agreed to make available to you, as Borrower, a reducing revolving credit facility of up to $91,000,000 (Facility Agreement). Capitalised terms defined in the Facility Agreement shall have the same meaning in this letter, unless the context otherwise requires. References in this letter to “$”, are to United States Dollars. References to any “clause”, are references to clauses in the Facility Agreement unless otherwise stated.

You have advised us that circumstances referred to in clause 10.1.34(b) have arisen, in that the Transaction has been aborted. Accordingly, it is agreed between the Borrower and the Bank that an event has occurred which falls within the class of events referred to in clause 10.1.1 to clause 10.1.24. This letter constitutes formal notice of such event.

In these circumstances, it is also agreed that the Borrower and the relevant Owners will now take immediate steps to commence the Private Sale Procedure in respect of a PSP Ship. That Ship will be marketed for prompt private sale, on charter-free basis, by brokers acceptable to us. Please advise, by return, which Ship is to be marketed (either Free Jupiter or Free Lady) and the identity of the brokers whom you propose should be appointed to market that Ship.

For the avoidance of doubt, the Private Sale Procedure (see paragraph (b) of the definition) requires (among other things) that the sale contract for the First PSP Ship shall be executed by the relevant Owner and the buyer within one month from the date of this notification of the occurrence of the abovementioned event.

We also point out that the Margin has been at 3.25% since 5 July 2011 and will remain at that level at least until the Private Sale Procedure has been completed (see sub-paragraph (a)(ii) in the definition of “Margin”). Further, the Margin will remain at 3.25% during any period when any event of the class referred to in clause 10.1 exists.

We reserve all our other rights, whether arising under the Facility Agreement, or the other Security Documents, or otherwise. This letter and any non-contractual obligations associated with it are governed by English law.

Please arrange for the enclosed copy of this letter to be executed on behalf of Freeseas Inc., and each Owner, as confirmation that all these parties agree with the contents of the letter and that the Private Sale Procedure will be commenced immediately in relation to a PSP Ship.

Yours faithfully,

Credit Suisse AG

/s/ Stephan Schurch	/s/ Lydia Lampadaridou
Stephan Schurch	Lydia Lampadaridou

Confirmations

We, FreeSeas Inc., hereby confirm that we agree with the contents of this letter and that we shall commence the Private Sale Procedure immediately in respect of a PSP Ship.

/s/ Ion G. Varouxakis
Authorised Signatory

The Owners hereby confirm that they each agree with the contents of this letter and agree that the Private Sale Procedure shall be commenced immediately in respect of a PSP Ship.

/s/ Ion G. Varouxakis
Adventure Five S.A.
(Authorised Signatory)

/s/ Ion G. Varouxakis
Adventure Six S.A.
(Authorised Signatory)

/s/ Ion G. Varouxakis
Adventure Eight S.A.
(Authorised Signatory)

/s/ Ion G. Varouxakis
Adventure Ten S.A.
(Authorised Signatory)

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